Exhibit (d)(3)(ii)

Schedule A to Amended and Restated Portfolio Management Agreement

Revised as of October 13, 2015

Fund	Annual Fee Rate*
AllianzGI Emerging Markets Opportunities Fund	0.75%
AllianzGI Focused Growth Fund	0.35%
AllianzGI Global Natural Resources Fund	0.60%
AllianzGI Global Small-Cap Fund	0.80%
AllianzGI Health Sciences Fund (Formerly known as the AllianzGI Wellness Fund)	0.70%
AllianzGI Income & Growth Fund	0.55%
AllianzGI International Managed Volatility Fund	0.30%
AllianzGI Mid-Cap Fund	0.37%
AllianzGI Small-Cap Blend Fund	0.55%
AllianzGI Technology Fund	0.80%
AllianzGI U.S. Managed Volatility Fund	0.20%

*	The Annual Fee Rates are based on the average daily net assets of the particular Fund taken separately.

IN WITNESS WHEREOF, ALLIANZ FUNDS and ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC have each caused this Schedule A to the Amended and Restated Portfolio Management Agreement dated January 1, 2014, to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Managing Director

[Schedule A to Allianz Funds Amended and Restated Portfolio Management Agreement]